Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 30, 2010 (except Notes 9, 12, and 14 dated May 13, 2010) on the consolidated balance sheet as of December 31, 2009, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the year ended December 31, 2009, included in this Annual Report on Form 10-K, into the Company's previously filed Registration Statement on Form S-8 (File No. 333-170020) and Registration Statement on Form S-3 (File No. 333-171608).

/s/ Kempisty & Company CPAs, P.C.
Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: March 2, 2011